CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS
Company Reports Sales Growth of 20% and Growth in Diluted EPS(1) of 40% for the Year
Company Provides 2012 Outlook of $1.75 to $1.85 EPS
BLOOMFIELD HILLS, Michigan, February 27, 2012 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter and year ended December 31, 2011. The Company reported record fourth quarter net sales from continuing operations of $259.7 million, an increase of 22.2% compared to fourth quarter 2010. Fourth quarter 2011 income from continuing operations was $7.1 million, or $0.20 per diluted share, as compared to $7.6 million, or $0.22 per diluted share, in fourth quarter 2010. Excluding Special Items(1), fourth quarter 2011 income from continuing operations would have been $8.7 million, or $0.25 per diluted share.
For the year ended December 31, 2011, the Company reported net sales from continuing operations of $1.084 billion, an increase of 20.1% compared to 2010. The Company reported full year income from continuing operations of $50.8 million, or $1.46 per diluted share, compared to income from continuing operations of $38.9 million, or $1.13 per diluted share, in 2010. Excluding Special Items, full year 2011 income from continuing operations would have been $54.8 million or $1.58 per diluted share, an increase of 39.8% as compared to full year 2010.

TriMas 2011 Highlights

•	Reported record net sales of $1.084 billion in 2011, an increase of 20.1%, with sales growth in all six segments compared to 2010.

•	Improved both 2011 income and diluted earnings per share from continuing operations by approximately 40% compared to 2010, excluding Special Items.

•	Generated 2011 Free Cash Flow(2) of $63.2 million, or more than 115% of income from continuing operations.

•	Reduced total indebtedness, net of cash, from $448.3 million as of December 31, 2010, to $381.0 million as of December 31, 2011.

•
Refined the business portfolio to support strategic imperatives and drive the highest return for stakeholders by completing three bolt-on acquisitions and selling the precision cutting tool and specialty fittings businesses.

•	Refinanced the Company's U.S. credit facilities and amended its accounts receivable facility to reduce interest costs, extend maturities and improve financial and operational flexibility.

•
Today announced acquisition of 70% ownership of Arminak & Associates, a leader in the design and supply of foamers, lotion pumps, fine mist sprayers and other packaging solutions for the cosmetic, personal care and household product markets. Arminak will become part of Rieke, within the Packaging segment.

“We are proud of our many accomplishments in 2011, as our balanced and structured approach to growth, productivity and cash generation drove positive results, significantly better than our early expectations,” said David Wathen, TriMas President and Chief Executive Officer. “We achieved sales growth of 20%, resulting primarily from the successful execution of our strategic growth initiatives including product innovation, geographic expansion and bolt-on acquisitions. We remained focused on our productivity and lean initiatives, and we used these savings to fund growth, offset inflation and maintain operating margin in a year of increased growth investment. We generated strong cash flow, managed our operating working capital as a percentage of sales and reduced interest costs. All of these successes, made possible by our dedicated employees, contributed to our earnings growth of approximately 40% on a comparable basis with 2010.”

Wathen continued, "During the year, we also continued to refine our business portfolio to support our strategic imperatives by adding Innovative Molding to our Packaging segment and completing two smaller acquisitions to expand our footprint in India and South Africa. We also realized the benefits of the successful acquisitions integrated in 2010. We sold two businesses within our Engineered Components segment and have redeployed those proceeds toward our acquisition of Arminak & Associates in support of one of our key growth platforms. We have a great set of diverse businesses, all with growth and productivity prospects in the years to come. We finished 2011 with momentum and have a solid foundation to build upon going into 2012."

"With the uncertain economic environment in 2012, we are not assuming significant economic tailwinds. We believe we will have to earn every bit of growth and earnings improvement achieved. We remain positive about TriMas' ability to outperform the economy, and 2012 will be another year in which we intensify our efforts around growth. In 2012, we expect to deliver continued strong results in line with our strategic aspirations. We are estimating 2012 top-line growth of 7% to 10% compared to 2011. We expect full-year 2012 diluted earnings per share from continuing operations to range between $1.75 and $1.85 per share. We continue to be confident in our ability to grow the top-line faster than the economy, create sustainable operating leverage and generate strong cash flow,” Wathen concluded.

Fourth Quarter Financial Results - From Continuing Operations

•
TriMas reported record fourth quarter net sales of $259.7 million, an increase of 22.2% as compared to $212.5 million in fourth quarter 2010. Overall, sales increased due to market share gains, new product introductions, geographic expansion and additional sales from bolt-on acquisitions. The effects of currency exchange did not have a material impact during the quarter.

•
The Company reported operating profit of $26.4 million in fourth quarter 2011 as compared to operating profit of $18.6 million during fourth quarter 2010, primarily as a result of higher sales levels. Excluding Special Items, fourth quarter 2011 operating profit would have been $26.9 million, an increase of 44.4% as compared to fourth quarter 2010. Fourth quarter 2011 operating profit margin, excluding Special Items, was 10.4% as compared to 8.8% in fourth quarter 2010. Five of the six segments reported higher operating profit margin during fourth quarter 2011 as compared to fourth quarter 2010.

•
Fourth quarter 2011 income from continuing operations was $7.1 million, or $0.20 per diluted share, compared to income from continuing operations of $7.6 million, or $0.22 per diluted share, during fourth quarter 2010. While operating profit levels were higher quarter-over-quarter, the fourth quarter 2011 decline in income from continuing operations was attributed to higher income tax expense in fourth quarter 2011 than in fourth quarter 2010, primarily as the Company incurred incremental tax expense directly related to tax restructuring efforts in fourth quarter 2011, plus the Company recognized the tax benefit of the reversal of certain valuation allowances in fourth quarter 2010. Excluding Special Items, fourth quarter 2011 income from continuing operations would have been $8.7 million, or $0.25 per diluted share.

•	The Company generated Free Cash Flow of $51.2 million for fourth quarter 2011, as compared to $22.6 million in fourth quarter 2010.
Full Year 2011 Financial Results - From Continuing Operations

•
TriMas reported 2011 record net sales from continuing operations of $1.084 billion, an increase of 20.1% compared to $902.5 million in 2010. While the Energy, Engineered Components and Cequent Asia Pacific segments led this growth with increases in net sales of 29.2%, 55.2% and 24.1%, respectively, sales increased in each reportable segment compared to 2010. During 2011, net sales increased primarily as a result of new product introductions, market share gains, geographic expansion and bolt-on acquisitions, as well as the impact of the continued upturn in economic conditions. In addition, net sales were favorably impacted by approximately $14.4 million as a result of currency exchange.

•
The Company reported 2011 operating profit of $131.3 million, compared to an operating profit of $109.3 million for 2010. Excluding the impact of Special Items, operating profit would have been $131.8 million in 2011. In 2011 operating profit margin was relatively flat at 12.1%, as the favorable impact of fixed cost reductions, ongoing productivity initiatives and operating leverage gained on higher sales levels was offset by an unfavorable sales mix shift as reportable segments with lower margins, Energy and Engineered Components, comprised a greater percentage of sales in 2011.

•
2011 income from continuing operations increased 30.5% to $50.8 million, or $1.46 per diluted share, compared to income from continuing operations of $38.9 million, or $1.13 per diluted share, during 2010. Excluding the impact of Special Items, primarily related to debt extinguishment costs incurred in connection with the U.S. bank debt refinancing in June 2011, tax restructuring and severance and business restructuring, 2011 income from continuing operations would have been $54.8 million or $1.58 per share, an increase of 39.8% as compared to 2010.

•
The Company reported Free Cash Flow for 2011 of $63.2 million, as compared to $73.1 million in 2010, as the increase in earnings was more than offset by continued investment to fund the Company's growth initiatives. During 2011, cash flow from operations increased slightly to $95.8 million, as compared to $95.0 million in 2010.

Discontinued Operations

During third quarter 2011, the Company committed to a plan to exit its precision cutting tool and specialty fittings lines of business, both of which were part of the Engineered Components segment. The businesses were sold in December 2011 for cash proceeds of $36.4 million and a note receivable of $2.2 million, due in 2012, which resulted in a pre-tax gain on sale of approximately $10.3 million. The purchase agreement also includes up to $2.5 million of additional contingent consideration based on achievement of certain levels of future financial performance in 2012 and 2013. During 2011, the Company reported diluted earnings per share of $0.27 related to discontinued operations, which included its precision cutting tool and specialty fitting lines of business and the gain resulting from the disposition.

Financial Position

At quarter end, TriMas reported total indebtedness of $469.9 million as of December 31, 2011, as compared to $494.7 million as of December 31, 2010. After consideration of $88.9 million in cash on the balance sheet as of December 31, 2011, total indebtedness, net of cash, was $381.0 million, as compared to $448.3 million as of December 31, 2010. TriMas ended 2011 with $247.7 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.

Business Segment Results - From Continuing Operations(3)

Packaging - (Consists of Rieke Corporation including Innovative Molding and the foreign subsidiaries of Englass, Rieke Germany, Rieke Italia and Rieke China)

Fourth quarter net sales increased 26.1% compared to the year ago period as a result of the Innovative Molding acquisition completed in August 2011 and an increase in specialty systems product sales, partially offset by a decrease in industrial closure product sales. Operating profit for fourth quarter increased primarily as a result of higher sales levels, while fourth quarter operating profit margin declined primarily due to the impact of Innovative Molding resulting in a less favorable product sales mix and higher selling, general and administrative costs. Full year 2011 net sales increased 8.2% as a result of the Innovative Molding acquisition and the impact of favorable currency exchange. This sales increase was partially offset by a decrease in specialty systems product sales, primarily due to H1N1 flu virus product sales and two new product pipeline fills in 2010, both of which did not recur in 2011. Industrial closure product sales were relatively flat compared to 2010 as an increase in the first half of 2011, primarily as a result of market share gains and the continued general economic recovery, were mostly offset by a decrease in the second half of 2011, resulting from lower purchases by North American and European chemical industry customers who slowed their production levels. Operating profit for the year declined as compared to 2010, as the increases in gross profit generated by capital, productivity and lean projects, and favorable currency exchange, were more than offset by the operating profit losses associated with lower legacy business levels, higher selling, general and administrative expenses in support of growth initiatives, and acquisition activity costs. The Company continues to develop specialty dispensing and closure applications for growing end markets, including pharmaceutical, personal care, nutrition and food/beverage, and expand into complementary products.

Energy - (Consists of Lamons)

Fourth quarter and full year 2011 net sales increased 18.1% and 29.2%, respectively, compared to the year ago periods, due to incremental sales as a result of the South Texas Bolt & Fitting acquisition completed in November 2010, as well as market share gains due to enhanced specialty bolt manufacturing capabilities provided by the acquisition. This segment also benefited from sales from newly opened branches and increased gasket and bolt demand resulting from higher levels of turn-around activity at refineries and petrochemical plants. Operating profit and the related margin percentage for the quarter and year both increased primarily due to the leverage gained by higher sales levels, partially offset by a less favorable product mix due to increased sales at newer branches, which typically have lower margins due to more aggressive market pricing and additional launch costs, higher cost inventory sales and higher selling, general and administrative expenses in support of branch expansion. The Company continues to grow its sales and service branch network in support of global customers and capitalize on synergies related to the acquisition of South

Texas Bolt & Fitting.

Aerospace & Defense - (Consists of Monogram Aerospace Fasteners and NI Industries)

Net sales for the fourth quarter decreased 9.9% compared to the year ago period, as improved demand for blind bolts and temporary fasteners from aerospace distribution customers was more than offset by significantly lower sales in the defense business related to decreased activity associated with managing the relocation to and establishment of the new U.S. Army's shell manufacturing facility. Fourth quarter 2011 operating profit declined, primarily due to lower sales levels, while operating profit margin improved due to the higher sales level of the more profitable aerospace business as compared to fourth quarter 2010. Full year 2011 net sales increased 6.3% due to improved demand for blind bolts and temporary fasteners from aerospace distribution customers, partially offset by lower sales in the defense business. Full year 2011 operating profit increased as higher profits generated by the aerospace business due to improved sales levels and productivity initiatives more than offset the reduction in profitability in the defense business and higher selling, general and administrative expenses. The Company continues to invest in this high-margin segment by developing and marketing highly-engineered products for aerospace applications and selling into new geographies, as well as expanding its offerings to military and defense customers.

Engineered Components - (Consists of Arrow Engine and Norris Cylinder)

Fourth quarter and full year 2011 net sales increased 37.8% and 55.2%, respectively, compared to the year ago periods, due to increased demand for industrial cylinders, higher export sales and market share gains with global customers, as well as incremental sales related to the cylinder asset acquisition during second quarter 2010. Sales of engines, gas compression products and other well-site content also increased due to improved levels of drilling activity as compared to 2010 and the successful introduction of additional products for the well-site. Fourth quarter and full year 2011 operating profit and the related margin percentage improved compared to the prior year periods due to higher sales levels, increased absorption of fixed costs, and productivity and cost reduction efforts, partially offset by higher selling, general and administrative expenses in support of increased sales levels and growth projects. The Company continues to develop new products and expand its international sales efforts. During fourth quarter 2011, the Company sold its precision cutting tool and specialty fittings businesses which were classified as discontinued operations.

Cequent Asia Pacific - (Consists of Cequent Australia/Asia Pacific/South Africa)

Net sales for fourth quarter and full year 2011 increased 42.0% and 24.1%, respectively, compared to the year ago periods, due to new business awards in Thailand and Australia, the fourth quarter 2011 acquisition in South Africa, and the favorable impact of currency exchange. The sales growth experienced in late 2011 is also due to improved demand following the vehicle supply disruptions resulting from the natural disasters in the region in late 2010 and early 2011. Fourth quarter operating profit and the related margin percentage increased primarily due to higher sales levels and continued productivity efforts. Full year operating profit increased as a result of favorable currency exchange, higher sales volumes, productivity projects and sourcing gains, which were partially offset by higher selling, general and administrative expenses primarily in support of growth initiatives and costs incurred related to a consolidation of manufacturing facilities. The Company continues to reduce fixed costs and leverage Cequent's strong brand positions to capitalize on growth opportunities in expanding markets.

Cequent North America - (Consists of Cequent Performance Products and Cequent Consumer Products)

Net sales for fourth quarter and full year 2011 increased 18.1% and 13.1%, respectively, compared to the year ago periods, resulting primarily from increased sales within the retail, industrial, aftermarket and original equipment channels. Sales increases were largely the result of market share gains and new product introductions. Fourth quarter and full year 2011 operating profit and related margin percentages improved compared to 2010 due to increased sales levels, improved sourcing and productivity initiatives, which were partially offset by higher commodity costs and increased selling, general and administrative expenses in support of higher sales levels and growth initiatives. The Company continues to reduce fixed costs, minimize its investment in working capital, and leverage Cequent's strong brand positions and new products for increased market share.

2012 Outlook

The Company is estimating that 2012 sales will increase 7% to 10% compared to 2011. The Company expects full-year 2012 diluted earnings per share (EPS) from continuing operations to be between $1.75 and $1.85 per share, excluding any future events that may be considered Special Items. In addition, the Company expects 2012 Free Cash

Flow, defined as Cash Flow from Operating Activities less Capital Expenditures, to be between $40 million and $50 million.

Conference Call Information

TriMas Corporation will host its fourth quarter and full year 2011 earnings conference call today, Monday, February 27, 2012 , at 10:00 a.m. Eastern Time. The call-in number is (800) 554-8801. Participants should request to be connected to the TriMas Corporation fourth quarter and full year 2011 earnings conference call (Conference ID #5496282). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Code #5496282) beginning February 27, 2012 at 3:00 p.m. Eastern Time through March 5, 2012 at 3:00 p.m. Eastern Time.

Cautionary Notice Regarding Forward-looking Statements

Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, the Company's substantial leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent North America. TriMas has approximately 4,100 employees at more than 60 different facilities in 15 countries. For more information, visit www.trimascorp.com.

(1)
Appendix I details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income (loss) under GAAP, but that management would consider important in evaluating the quality of the Company's operating results.

(2)	Free Cash Flow is defined as Cash Flow from Operating Activities less Capital Expenditures.

(3)
Business Segment Results include Operating Profit that excludes the impact of Special Items. For a complete schedule of Special Items by segment, see Appendix “Company and Business Segment Financial Information - Continuing Operations.”

TriMas Corporation
Condensed Consolidated Balance Sheet
(dollars in thousands)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$88,920	$46,370
Receivables, net	135,610	111,380
Inventories	178,030	155,980
Deferred income taxes	18,510	34,500
Prepaid expenses and other current assets	10,620	6,670
Assets of discontinued operations held for sale	—	30,360
Total current assets	431,690	385,260
Property and equipment, net	159,210	149,290
Goodwill	215,360	205,890
Other intangibles, net	155,670	159,910
Other assets	24,610	25,370
Total assets	$986,540	$925,720
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$7,290	$17,730
Accounts payable	146,930	124,390
Accrued liabilities	70,140	66,600
Liabilities of discontinued operations	—	5,710
Total current liabilities	224,360	214,430
Long-term debt	462,610	476,920
Deferred income taxes	64,780	65,440
Other long-term liabilities	61,000	56,610
Total liabilities	812,750	813,400
Total shareholders' equity	173,790	112,320
Total liabilities and shareholders' equity	$986,540	$925,720

TriMas Corporation
Consolidated Statement of Operations
(dollars in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
	(unaudited)
Net sales	$259,650	$212,510	$1,083,960	$902,460
Cost of sales	(184,000)	(150,260)	(766,260)	(631,410)
Gross profit	75,650	62,250	317,700	271,050
Selling, general and administrative expenses	(49,340)	(43,020)	(186,520)	(160,190)
Net gain (loss) on dispositions of property and equipment	90	(590)	140	(1,520)
Operating profit	26,400	18,640	131,320	109,340
Other expense, net:
Interest expense	(10,110)	(12,050)	(44,480)	(51,830)
Debt extinguishment costs	—	—	(3,970)	—
Other expense, net	(1,960)	(260)	(3,130)	(1,080)
Other expense, net	(12,070)	(12,310)	(51,580)	(52,910)
Income from continuing operations before income tax expense	14,330	6,330	79,740	56,430
Income tax benefit (expense)	(7,200)	1,300	(28,930)	(17,500)
Income from continuing operations	7,130	7,630	50,810	38,930
Income (loss) from discontinued operations, net of income taxes	6,120	(1,940)	9,550	6,340
Net income	$13,250	$5,690	$60,360	$45,270
Earnings (loss) per share - basic:
Continuing operations	$0.21	$0.23	$1.48	$1.15
Discontinued operations	0.18	(0.06)	0.28	0.19
Net income per share	$0.39	$0.17	$1.76	$1.34
Weighted average common shares - basic	34,437,097	33,852,165	34,246,289	33,761,430
Earnings (loss) per share - diluted:
Continuing operations	$0.20	$0.22	$1.46	$1.13
Discontinued operations	0.18	(0.06)	0.27	0.18
Net income per share	$0.38	$0.16	$1.73	$1.31
Weighted average common shares - diluted	34,961,772	34,561,391	34,779,693	34,435,245

TriMas Corporation
Consolidated Statement of Cash Flow
(dollars in thousands)

	Twelve months ended December 31,
	2011	2010
Cash Flows from Operating Activities:
Net income	$60,360	$45,270
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Gain on dispositions of businesses and other assets	(10,380)	(8,510)
Depreciation	25,940	23,640
Amortization of intangible assets	14,530	14,100
Amortization of debt issue costs	2,910	2,960
Deferred income taxes	12,680	12,500
Non-cash compensation expense	3,510	2,180
Excess tax benefits from stock based compensation	(3,980)	(600)
Loss on extinguishment debt	3,970	—
Increase in receivables	(21,420)	(17,190)
Increase in inventories	(16,840)	(12,820)
Increase in prepaid expenses and other assets	(890)	(600)
Increase in accounts payable and accrued liabilities	25,870	31,740
Other, net	(450)	2,290
Net cash provided by operating activities, net of acquisition impact	95,810	94,960
Cash Flows from Investing Activities:
Capital expenditures	(32,620)	(21,900)
Acquisition of businesses, net of cash acquired	(31,390)	(30,760)
Net proceeds from disposition of businesses and other assets	38,780	14,810
Net cash used for investing activities	(25,230)	(37,850)
Cash Flows from Financing Activities:
Proceeds from borrowings on term loan facilities	269,150	—
Repayments of borrowings on term loan facilities	(294,370)	(14,660)
Proceeds from borrowings on revolving credit facilities and accounts receivable facility	659,300	476,310
Repayments of borrowings on revolving credit facilities and accounts receivable facility	(659,300)	(482,360)
Debt refinance fees and expenses	(6,890)	—
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(900)	(240)
Proceeds from exercise of stock options	1,000	130
Excess tax benefits from stock based compensation	3,980	600
Net cash used for financing activities	(28,030)	(20,220)
Cash and Cash Equivalents:
Increase for the year	42,550	36,890
At beginning of year	46,370	9,480
At end of year	$88,920	$46,370
Supplemental disclosure of cash flow information:
Cash paid for interest	$40,550	$45,090
Cash paid for income taxes	$15,710	$8,920

TriMas Corporation
Company and Business Segment Financial Information
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Packaging
Net sales	$47,350	$37,560	$185,240	$171,170
Operating profit	$10,920	$10,230	$48,060	$48,710

Energy
Net sales	$40,970	$34,700	$166,780	$129,100
Operating profit	$4,820	$3,340	$19,740	$14,700

Aerospace & Defense
Net sales	$18,430	$20,460	$78,590	$73,930
Operating profit	$4,640	$5,070	$18,640	$18,090

Engineered Components
Net sales	$48,480	$35,190	$175,350	$113,000
Operating profit	$8,610	$4,030	$27,620	$12,660

Cequent Asia Pacific
Net sales	$26,900	$18,950	$94,290	$75,990
Operating profit	$4,180	$2,630	$13,900	$12,050

Cequent North America
Net sales	$77,520	$65,650	$383,710	$339,270
Operating profit (loss)	$2,100	$(340)	$32,730	$27,840
Special Items to consider in evaluating operating profit (loss):
Severance and business restructuring costs	520	—	520	—
Excluding Special Items, operating profit would have been:	2,620	(340)	33,250	27,840

Corporate Expenses
Operating loss	$(8,870)	$(6,320)	$(29,370)	$(24,710)

Total Company
Net sales	$259,650	$212,510	$1,083,960	$902,460
Operating profit	$26,400	$18,640	$131,320	$109,340
Total Special Items to consider in evaluating operating profit:	$520	$—	$520	$—
Excluding Special Items, operating profit would have been:	$26,920	$18,640	$131,840	$109,340

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended December 31, 2011		Three months ended December 31, 2010
	Income	Diluted EPS	Income	Diluted EPS

Income and EPS from continuing operations, as reported	$7,130	$0.20	$7,630	$0.22
After-tax impact of Special Items to consider in evaluating quality of income and EPS from continuing operations:
Severance and business restructuring costs	320	0.01	—	—
Tax restructuring	1,250	0.04	—	—
Excluding Special Items, income and EPS from continuing operations would have been	$8,700	$0.25	$7,630	$0.22
Weighted-average shares outstanding for the three months ended December 31, 2011 and 2010		34,961,772		34,561,391

	Twelve months ended December 31, 2011		Twelve months ended December 31, 2010
	Income	Diluted EPS	Income	Diluted EPS

Income and EPS from continuing operations, as reported	$50,810	$1.46	$38,930	$1.13
After-tax impact of Special Items to consider in evaluating quality of income and EPS from continuing operations:
Severance and business restructuring costs	320	0.01	—	—
Tax restructuring	1,250	0.04	—	—
Debt extinguishment costs	2,460	0.07	—	—
Excluding Special Items, income and EPS from continuing operations would have been	$54,840	$1.58	$38,930	$1.13
Weighted-average shares outstanding for the twelve months ended December 31, 2011 and 2010		34,779,693		34,435,245

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010

Operating profit from continuing operations, as reported	$26,400	$18,640	$131,320	$109,340
Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs	520	—	520	—
Excluding Special Items, operating profit from continuing operations would have been	$26,920	$18,640	$131,840	$109,340